[TOMMY HILFIGER LOGO]

CONTACT:          INVESTOR RELATIONS:                 PUBLIC RELATIONS:
                  Valerie Martinez                    Kekst & Company:
                  (212) 549-6780                      Ruth Pachman/Wendi Kopsick
                                                      (212) 521-4891/4867

                                              FOR IMMEDIATE RELEASE

 TOMMY HILFIGER CORPORATION ANNOUNCES PRELIMINARY RESULTS FOR THE SECOND QUARTER
                                 OF FISCAL 2006

HONG KONG, November 9, 2005 - Tommy Hilfiger Corporation (NYSE:TOM) today reported preliminary results for the second quarter of its fiscal year ending March 31, 2006.

SUMMARY

On a preliminary basis, net revenue for the quarter ended September 30, 2005 was approximately $500 million compared to approximately $534 million for the second quarter of fiscal 2005. Revenue growth in the Company's International Wholesale segment and its Retail segment partially offset a decline in the U.S. Wholesale segment. Higher margins earned in International Wholesale and Retail, however, compensated for the decline in U.S. Wholesale revenue. As a result, the Company expects its operating income for the second quarter of fiscal 2006 to be somewhat higher than that of the comparable prior year period. Net income for the second quarter of fiscal 2006, however, is expected to be below that of the prior year, owing to an unusually low effective tax rate in fiscal 2005.

SEC FILING STATUS

The Company's actual results for the second quarter of fiscal 2006 and related quarterly report on Form 10-Q are being delayed pending the finalization of its annual report on Form 10-K and quarterly reports on Form 10-Q for the year ended March 31, 2005. As announced on September 30, 2005, the Company will restate its financial results for prior years, as well as for the first quarter of the fiscal year ended March 31, 2005. The final balances of accounts for the year ended March 31, 2005 may affect the previously reported preliminary results for the first quarter of fiscal 2006. In addition, finalization of the results for the fiscal quarter ended June 30, 2005 may affect those reported herein of the fiscal quarter ended September 30, 2005. The financial information contained in this press release is therefore preliminary. The Company expects to file its annual report on Form 10-K and quarterly reports on Form 10-Q for the year ended March 31, 2005 in the near future. Immediately upon filing such reports the Company will work to finalize its results for the first and second quarters of fiscal 2006 and file its related quarterly reports on Form 10-Q.

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PRELIMINARY REVENUE COMPARISONS

International wholesale revenue, consisting of the Company's European and Canadian wholesale businesses, totaled approximately $215 million for the second quarter of fiscal 2006 versus approximately $195 million a year earlier. The increase was driven primarily by continued momentum in Europe, where wholesale revenue grew by approximately 11%.

Retail revenue for the second quarter of fiscal 2006 was approximately $146 million compared to approximately $130 million a year earlier. Comparable sales at U.S. Company stores, the largest retail division, increased in the mid-single digit percentage for the quarter. As of September 30, 2005, the Company's worldwide store count was 217, including 168 Company stores and 49 specialty stores, compared to 195 stores a year earlier, consisting of 156 Company stores and 39 specialty stores. Included in the current year's total are 7 stores that the Company opened in the second quarter of fiscal 2006, as well as one closure.

U.S. wholesale revenue for the quarter ended September 30, 2005 was approximately $118 million compared to approximately $189 million for the quarter ended September 30, 2004. Volume declined comparably in each of the menswear, womenswear and childrenswear divisions, as a result of lower order levels from U.S. department stores. Approximately $23 million of this reduction is attributed to the Company's exit of the Young Men's Jeans and H Hilfiger wholesale businesses during fiscal 2005.

Licensing revenue for the second quarter of fiscal 2006 was approximately $19 million compared to approximately $20 million for the second quarter of fiscal 2005, with declines in U.S. licensing revenue partially offset by continued growth in international markets.

BALANCE SHEET HIGHLIGHTS

The Company had cash, cash equivalents, restricted cash and short-term investments totaling approximately $533 million at September 30, 2005 compared to approximately $429 million at September 30, 2004. Restricted cash is comprised of $150 million that was pledged as collateral under a letter of credit facility entered into by Tommy Hilfiger U.S.A., Inc. in April 2005.

Inventories totaled approximately $245 million at September 30, 2005 compared to approximately $256 million at September 30, 2004. Within this total, wholesale inventories were approximately $147 million at September 30, 2005 compared to approximately $155 million at September 30, 2004. Retail inventories were approximately $98 million at September 30, 2005 versus approximately $101 million at September 30, 2004.

OUTLOOK FOR FISCAL YEAR 2006

The Company expects consolidated revenue for fiscal 2006 to decrease in the mid to high single digit percentage range, a somewhat greater decline than previously forecasted.

International wholesale revenue is expected to increase in fiscal 2006 by a high single digit percentage from approximately $525 million in fiscal 2005, led by growth in Europe's wholesale

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revenue in the mid teen percentage range in local currency. Retail revenue is expected to grow in the mid teen percentage range in fiscal 2006 from approximately $501 million in fiscal 2005. U.S. Wholesale revenue is expected to decline by approximately 35% from approximately $680 million in fiscal 2005, a somewhat greater decline than its earlier estimate of approximately 30%. Licensing segment revenue in fiscal 2006 is expected to be generally comparable to that of fiscal 2005 at approximately $74 million.

Two factors are expected to mitigate the impact of the somewhat greater decline in consolidated revenue. The Company is currently experiencing higher operating margins in its Retail segment, and particularly in the U.S. Company stores division. In addition, the Company has taken measures to reduce costs, principally in its U.S. Wholesale segment. Such measures included a reduction in U.S. staffing in October 2005. As a result of these factors, the Company continues to believe that operating income will be in the high single digit percentage range of revenue for fiscal 2006, consistent with its earlier estimates.

Pretax income is projected to increase by approximately 35% in fiscal 2006 compared to fiscal 2005.

The Company's estimated effective tax rate for fiscal 2006 is expected to be approximately 28% compared to approximately 4% in fiscal 2005. The effective tax rate in fiscal 2005 is below historical levels because, as previously announced, the Company now expects to utilize foreign tax credits and to recognize certain state net operating loss carry forwards that were previously subject to valuation allowances. The Company expects its effective tax rate for fiscal 2006 to be above recent historical rates, principally because of the elimination of approximately $12 million of annualized tax benefits realized by the Company as a tax resident of Barbados, under an income tax treaty between Barbados and the United States. The treaty's benefits were eliminated effective February 1, 2005.

On September 30, 2005, the Company reported preliminary net income for the fiscal year ended March 31, 2005 of approximately $86 million. The Company believes that net income for fiscal 2006 will be comparable to, or slightly higher than that of fiscal 2005.

The Company continues to expect capital expenditures for fiscal 2006 to be approximately $90 million.


SAFE HARBOR STATEMENT

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company's customers, distributors, licensees and franchisees in particular;

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changes in trends in the market segments and geographic areas in which the
Company competes; the level of demand for the Company's products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties; changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the outcome of the class action lawsuits and the discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters; the ability of the Company to satisfy covenants or obtain waivers, if necessary, under its indenture on a timely basis relating to the providing of required financial information; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including this press release and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear. The Company's brands include Tommy Hilfiger and Karl Lagerfeld. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance, and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.

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